Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI
PROFESSIONAL CORPORATION

June 2, 2017

VirnetX Holding Corporation
308 Dorla Court, Suite 206
Zephyr Cove, Nevada

Re: Registration Statement on Form S‑8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by VirnetX Holding Corporation, a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 2,500,000 shares of common stock (the “Shares”) reserved for issuance under the 2013 Equity Incentive Plan (the “2013 Plan”), which represents an increase of 2,500,000 shares to the number of shares of common stock reserved for issuance under the 2013 Plan.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation